Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

telephone 415-856-7000

facsimile 415-856-7100

www.paulhastings.com

September 24, 2026

iM Global Partner Funds

2301 Rosecrans Avenue, Suite 2150

El Segundo, California 90245

Re:	iMGP DBi Absolute Return ETF

Ladies and Gentlemen:

We have acted as counsel to iM Global Partner Funds, a Delaware statutory trust (the “Trust”), in connection with the establishment of a new series of shares of the Trust, the iMGP DBi Absolute Return ETF (the “Fund”), pursuant to Post-Effective Amendment No. 179 to the Trust’s Registration Statement filed on Form N-1A with the Securities and Exchange Commission on September 24, 2026 (the “Post-Effective Amendment”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and trust records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Post-Effective Amendment;

(ii)

the Trust’s Agreement and Declaration of Trust dated August 1, 1996, as amended, and the Third Amended and Restated By-Laws of the Trust, each as presently in effect as certified by the Treasurer of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)

a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of September 22, 2026 (the “Good Standing Certificate”); and

(iv)	resolutions adopted by the Trust’s Board of Trustees (the “Board”) on June 3, 2026, authorizing the establishment and organization of the Fund, certified by the Treasurer of the Trust.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

iM Global Partner Funds

September 24, 2026

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate and trust records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate and trust records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, records, certificates and other instruments were authentic and complete; (v) the legal capacity, competency and authority of all individuals executing documents; (vi) that all agreements, instruments and other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms, and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us in writing; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof, and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate. As to all questions of fact material to this opinion letter, we have relied (without independent investigation) upon certificates or comparable documents of officers and other representatives of the Trust and of public officials. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of officers, trustees, managers and representatives of Trust.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the following opinion:

1.  The Shares are duly authorized, and upon issuance and delivery of the Shares and receipt by the Fund of payment of the purchase price therefor in accordance with the Post-Effective Amendment, the Shares will be validly issued, fully paid and nonassessable by the Trust.

The opinion expressed herein is subject to the following exceptions, qualifications, assumptions and limitations:

A.   We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) federal or state securities laws or blue sky laws; (ii) federal or state tax laws; (iii) federal or state antitrust, trade or unfair competition laws; (iv) insolvency or fraudulent transfer laws; (v) federal or state antifraud laws; (vi) compliance with fiduciary duty requirements; (vii) federal or state labor, employment, pension or employee benefit laws; (viii) usury laws; (ix) federal or state environmental laws; (x) Federal Reserve

iM Global Partner Funds

September 24, 2026

Board margin regulations; (xi) laws and regulations relating to commodities trading, futures and swaps; (xii) Financial Industry Regulatory Authority rules; (xiii) National Futures Association rules or the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps; (xiv) export, import or customs laws; (xv) anti-money laundering and anti-terrorism laws; (xvi) laws governing foreign investments in the United States; (xvii) federal patent, copyright and trademark, state trademark or other federal or state intellectual property laws; (xviii) federal or state racketeering laws; (xix) federal or state banking or insurance laws; (xx) federal or state laws concerning bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; and (xxi) other federal or state statutes of general application to the extent they provide for criminal prosecution (in each case without limiting other laws or rules excluded by customary practice).

B.   Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, the qualifications in paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) to the extent set forth in our opinion above, our review of Chapter 38 of Title 12 of the Delaware Code, and (ii) the federal laws of the United States. We are not admitted to practice in the State of Delaware and, without limitation, we do not express any opinion regarding Delaware contract law.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion letter is rendered solely to you in connection with the filing of the Post-Effective Amendment with respect to the Fund. This opinion letter is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

iM Global Partner Funds

September 24, 2026

We hereby consent to (i) the reference to our firm as Legal Counsel in the Post-Effective Amendment, and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP